Exhibit 10.6 (m)

Cinemark Holdings, Inc.

2024 Long-Term Incentive Plan

Performance Stock Unit Award Certificate

THIS IS TO CERTIFY that Cinemark Holdings, Inc., a Delaware corporation (the “Company”), has granted you (the “Participant”) hypothetical units of Common Stock (“Performance Stock Units”) under the Company’s Amended and Restated 2024 Long-Term Incentive Plan (the “Plan”), as follows:

Name of Participant:	<first_name> <last_name>

Address of Participant:	<address_1> <address_2>

<city>, <State> <zip>

Number of Performance Stock Units (At Maximum Target Payout):	<shares_awarded>

Date of Grant:	<award date>

Performance Period:	<performance period>
Payment Date:	<vest date>
Performance Goals:

The Performance Stock Units will vest, subject to certification of achievement by the Administrator, in February 2027 provided (i) Participant continues to provide Services through the Payment Date and (ii) the performance targets specified below for the Performance Period specified above are met or exceeded. The two metrics will be equally weighted 50% / 50%:

Cumulative Consolidated Adjusted EBITDA	Target Payout	Cumulative Consolidated Cash Flow	Target Payout
	0%		0%
	50% of target		50% of target
	100% of target		100% of target
	200% of target		200% of target

Participant is eligible to receive a ratable portion of the common stock issuable under this Award if the results are within the targets specified above rounded down to the nearest whole share. Cumulative Consolidated Adjusted EBITDA is defined as the cumulative Adjusted EBITDA per the three-year plan approved by the Compensation Committee excluding the short-term incentive bonus and corporate severance less dividend income and less NCM revenues. Cumulative Consolidated Cash Flow is defined as Adjusted EBITDA used for the Performance Period, less consolidated capital expenditures during the Performance Period. Cumulative Consolidated Adjusted EBITDA and Cumulative Consolidated Cash Flow will each be indexed for changes in the domestic box office and Latin America attendance assumptions used for each year of the three-year plan and will be subject to a 5% foreign exchange collar.

Any Performance Stock Units that vest in accordance with the performance schedule will be paid in the form of shares of Common Stock on the Payment Date specified above.

By your signature and the signature of the Company’s representative below, you and the Company agree to be bound by all of the terms and conditions of the accompanying Performance Stock Unit Award Agreement and the Plan (both incorporated herein by this reference as if set forth in full in this document). By executing this Certificate, you hereby irrevocably elect to accept the Performance Stock Unit rights granted under this Certificate and the related Performance Stock Unit Award Agreement and to receive the Performance Stock Units designated above subject to the terms of the Plan, this Certificate and the Award Agreement.

Participant:	Cinemark Holdings, Inc.

By: Sean Gamble
Name: <first_name> <last_name> , an individual	Title: President and Chief Executive Officer

Dated: <award_date>	Dated: <award_date>

Cinemark Holdings, Inc. 2024 Long-Term Incentive Plan

Performance Stock Unit Award Agreement

Cinemark Holdings, INC.

2024 Long-Term Incentive Plan

Performance STOCK Unit AWARD AGREEMENT

This Performance Stock Unit Award Agreement (the “Agreement”), is entered into on the Date of Grant, subject to the Participant’s acceptance of the terms of the Agreement evidenced by the Participant’s signature on the Performance Stock Unit Award Certificate accompanying this Agreement (the “Certificate”), by and between Cinemark Holdings, Inc., a Delaware corporation (the “Company”), and the Participant named in the Certificate.

Under the Cinemark Holdings, Inc. 2024 Long-Term Incentive Plan (the “Plan”), the Administrator has authorized the grant to the Participant of the number of Performance Stock Units set forth in the Certificate (the “Award”), under the terms and subject to the conditions set forth in this Agreement, the Certificate and the Plan. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Plan.

NOW, THEREFORE, in consideration of the premises and the benefits to be derived from the mutual observance of the covenants and promises contained in this Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Basis for Award. This Award is granted under the Plan for valid consideration provided to the Company by the Participant. By the Participant’s execution of the Certificate, the Participant agrees to accept the Award rights granted under the Certificate and this Agreement and to receive the Performance Stock Units designated in the Certificate subject to the terms of the Plan, the Certificate and this Agreement.

2. Performance Stock Units Awarded. The Company hereby awards and grants to the Participant the number of Performance Stock Units set forth in the Certificate. Each Performance Stock Unit represents a right to receive one Share (or the cash equivalent) from the Company and any Dividend Equivalents (as defined below) credited to the Participant’s Performance Stock Unit Account (as defined below) with respect to that Share upon vesting of the Performance Stock Unit as provided in Section 3 below. Vested Performance Stock Units will be settled as provided in Section 5 below. The Company will, in accordance with the Plan, establish and maintain an account (the “Performance Stock Unit Account”) for the Participant and will credit that account for the number of Performance Stock Units granted to the Participant and any Dividend Equivalents as provided in Section 4 below. The value of each Performance Stock Unit on any given date will equal the Fair Market Value of one Share on that date.

3. Vesting.

(a) Vesting Schedule. The Performance Stock Units will vest pursuant to the Vesting Schedule set forth in the Certificate, subject to the satisfaction of the performance goals therein and on condition that the Participant is still in Continuous Service at the end of the performance period as set forth in the Certificate (the “Performance Period”).

(b) Termination of Continuous Service.

(i) Except as otherwise provided in (x) a Service Agreement the terms of which have been approved by the Administrator (y) Section 3(b)(ii) of this Agreement or (z) the Plan, if the Participant ceases Continuous Service for any reason before the date of the Administrator’s written certification, the Participant will immediately forfeit the Performance Stock Units and any Dividend Equivalents credited to the Performance Stock Unit Account.1

(ii) In the event that a Participant’s Service to the Company or a Subsidiary is terminated because of Participant’s death or Disability, the Participant or his estate or legal representative, as applicable, shall have the right to receive certificates for any outstanding Award which Award shall remain outstanding through the remainder of the Performance Period (without regard to any continued employment requirement) and if or to the extent the performance provisions are attained shall become vested without regard to any continued employment requirement on a pro-rata basis based upon the percentage determined by dividing (i) the number of days from and including the grant date of such Award through the termination date of Participant’s employment, by (ii) the number of days from and including the grant date to the end of the Performance Period without regard to any continued employment

1 Certain specified executives may have continuing vesting provisions upon retirement if certain conditions imposed by the Compensation Committee are met.

requirement. The Company shall as promptly as practical deliver the certificates required to be delivered under this Section 3(b)(ii) to the Participant, his estate, or legal representative, as applicable.

4. Dividend Equivalents. If the Company pays any cash dividend on its outstanding Common Stock for which the record date occurs after the Date of Grant, the Administrator will credit the Performance Stock Unit Account as of the dividend payment date in an amount equal to the amount of the dividend paid by the Company on a single Share multiplied by the number of Performance Stock Units under this Agreement that are unvested as of that record date (“Dividend Equivalents”). Dividend Equivalents will be subject to the vesting requirements of Section 3 of this Agreement. No Dividend Equivalent will vest or be paid to the Participant unless and until the corresponding Performance Stock Unit vests and is settled.

5. Settlement. The Company will settle the Award on the Settlement Date or Dates set forth in the Certificate by issuing to the Participant one Share for each Performance Stock Unit that has satisfied all vesting requirements on that Settlement Date and cash in the amount of any Dividend Equivalents credited to the Performance Stock Unit Account with respect to that Share. Upon settlement, the Performance Stock Units and related Dividend Equivalents will cease to be credited to the Performance Stock Unit Account. If the Certificate does not specify a Settlement Date, the applicable Settlement Date will be each vesting date set forth in the Vesting Schedule. Subject to the satisfaction of the withholding provisions in Section 8 below, the Administrator will cause a stock certificate to be delivered on the applicable Settlement Date to the Participant with respect to the Shares issued on that Settlement Date and cash in the amount of any Dividend Equivalents credited to the Performance Stock Unit Account with respect to such Shares, free of all restrictions hereunder, except for applicable federal securities laws restrictions, and will enter the Participant’s name as stockholder of record with respect to such Shares on the books of the Company. The Participant acknowledges and agrees that Shares may be issued in electronic form as a book entry with the Company’s transfer agent and no physical certificates need be issued.

6. Restrictions on Transfer. Until the applicable Settlement Date, the Performance Stock Units and any related Dividend Equivalents credited to the Performance Stock Unit Account may not be pledged, hypothecated or transferred in any manner other than by will or by the applicable laws of descent and distribution, or if approved in writing by the Administrator, by gift or domestic relations order to a Permitted Transferee, provided that the Performance Stock Units and any related Dividend Equivalents credited to the Performance Stock Unit Account will remain subject to the terms of the Plan, the Certificate and this Agreement.

7. Clawback Policy. If Participant is deemed a Covered Employee under the Cinemark Holdings, Inc. Clawback Policy (“Clawback Policy”), the Performance Stock Units and any proceeds are subject to forfeiture or reimbursement under the terms of the Clawback Policy.

8. Compliance with Laws and Regulations. The issuance and transfer of Common Stock on any Settlement Date is subject to the Company’s and the Participant’s full compliance, to the satisfaction of the Company and its counsel, with all applicable requirements of federal, state and foreign securities laws and with all applicable requirements of any securities exchange on which the Common Stock may be listed at the time of issuance or transfer. The Participant understands that the Company is under no obligation to register or qualify the Shares with the Securities and Exchange Commission, any state securities commission, foreign securities regulatory authority or any securities exchange to effect such compliance.

9. Tax Withholding. As a condition to the settlement under Section 5 above, the Participant shall, not later than the date on which the Award becomes a taxable event for federal income tax purposes, pay to the Company any federal, state or local taxes required by law to be withheld on account of such taxable event. Notwithstanding anything in the Agreement to the contrary, the tax withholding obligation shall be satisfied by the Company’s retention from the Participant of such number of Shares having a Fair Market Value equal to the amount of tax required to be withheld by law, rounded down to the nearest whole number, and the Participant’s payment of the remainder of the tax withholding obligation in cash or certified or bank check.

10. No Right to Continued Service. Nothing in this Agreement or in the Plan imposes or may be deemed to impose, by implication or otherwise, any limitation on any right of the Company or its Affiliates to terminate the Participant’s Continuous Service at any time.

11. Representations and Warranties of the Participant. The Participant represents and warrants to the Company as follows:

(a) Acknowledgement and Agreement to Terms of the Plan. The Participant acknowledges receipt of a copy of the Plan, the Certificate, this Agreement and the prospectus dated June 7, 2024 covering the Shares reserved for issuance under the Plan. The Participant has read and understands the terms of the Plan, the Certificate and this Agreement and agrees to be bound by their terms and conditions. The Participant acknowledges that there may be adverse tax consequences on the vesting and settlement of the Affiliates Stock Units and any Dividend Equivalents or disposition of any Shares received on settlement of Affiliates Stock Units, and that the Participant should consult a tax advisor before such time. The Participant agrees to sign such additional documentation as the Company may reasonably require from time to time.

(b) Compliance with Securities Laws. The Participant understands and acknowledges that, notwithstanding any other provision of the Agreement to the contrary, the issuance and holding of Shares is expressly conditioned on compliance with the Securities Act and all applicable federal, state and foreign securities laws. The Participant agrees to cooperate with the Company to ensure compliance with such laws.

12. No Interest in Company Assets. All amounts credited to the Participant’s Performance Stock Unit Account under this Agreement will continue for all purposes to be part of the general assets of the Company. The Participant’s interest in the Performance Stock Unit Account will make the Participant only a general, unsecured creditor of the Company.

13. No Stockholder Rights before Issuance. The Participant will have no right, title or interest in, nor be entitled to vote or to receive distributions in respect of, nor otherwise be considered the owner of, any of the Shares covered by the Performance Stock Units until the Shares are issued in accordance with Section 5 hereof.

14. Data Privacy. The Company’s Human Resources Department in Plano, Texas (U.S.A.) administers and maintains the data regarding the Plan, all Participants under the Plan and the restricted stock granted to each Participant.

The data administered and maintained by the Company includes information that may be considered personal data, including the name of the Participant, the award granted and the number of shares of restricted stock included in any award (“Participant Personal Data”). From time to time during the course of Participant’s employment with the Company, the Company may transfer certain of Participant Personal Data to certain third parties (“Third Parties”) as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan (the “Purposes”), and the Company and its Third Parties may each further transfer Participant Personal Data to additional third parties assisting the Company in the implementation, administration and management of the Plan (collectively, “Data Recipients”). The countries to which Participant Personal Data may be transferred may have data protection standards that are different than those in Participant’s home country and that offer a level of data protection that is less than that in Participant’s home country.

In accepting the Award set forth in the Agreement, Participant hereby expressly acknowledges that Participant understands that from time to time during the course of Participant’s employment with the Company the Company may transfer Participant Personal Data to Data Recipients for the Purposes. Participant further acknowledges that Participant understands that the countries to which Participant Personal Data may be transferred may have data protection standards that are different than those in Participant’s home country and that offer a level of data protection that is less than that in Participant’s home country.

Further, in accepting the Award set forth in the Agreement, Participant hereby expressly affirms that Participant does not object, and Participant hereby expressly consents, to the transfer of Participant Personal Data by the Company to Data Recipients for the Purposes from time to time during the course of Participant’s employment with the Company.

15. Non-Solicitation

 (a) Consideration and Restrictive Covenants. In consideration of Award granted hereunder, the confidential information provided to Participant, and other good and valuable consideration, the Participant agrees and covenants that during Participant’s employment and for two years following the termination of Participant’s employment (regardless of the reason for termination), Participant shall not, directly or indirectly solicit, hire, recruit for the Participant’s own benefit or the benefit of any other person, or so attempt to solicit, hire or recruit, or induce the termination of employment of any employee of the Company or its subsidiaries, including, without limitation, anyone employed by or contracting with the Company or any subsidiaries in the six months before Participant’s last day of employment.

(b) Company’s Remedies for Breach of Covenants. If Participant breaches or threatens to breach any of the covenants set forth in Section 15 (a), Participant hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, injunctive or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

(c) Reasonableness. Participant acknowledges and agrees that (i) Section 15 is reasonable as to scope, geography, and time; (ii) the Company is engaged in a highly-competitive business; (iii) the Company has made substantial investments to develop its business interests and goodwill and to provide special training and access to confidential information to Participant for the performance of Participant’s duties; (iv) the success of the Company’s business depends upon its goodwill and reputation; (v) the limitations in Section 15 (a) are not greater than necessary to protect the goodwill and other business interests of the Company; and (vi) the investments made by the Company are worthy of protection and the Company’s need for protection afforded by Section 15 (a) is greater than any hardship Participant might experience by complying with the terms thereof.

(d) Judicial Modification of Invalid or Unenforceable Provisions. If a court of competent jurisdiction determines that any portion of Section 15 is invalid or unenforceable, the remainder of Section 15 shall not thereby be affected and shall be given full force and effect without regard to the invalid or unenforceable provisions. If any such court construes any of the provisions of Section 15, or any part thereof, to be unreasonable because of the scope, geography, and time restriction(s) of such provision, then the parties agree that the court shall reduce the scope, geography, and time restriction(s) of such provision and enforce such provision as so reduced. If Participant violates Section 15 (a), any time periods set forth therein shall be tolled (i.e., extended) for the time period during which Participant was in breach to ensure that the Company is not deprived of the benefit of its bargain as a result of Participant’s breach(es). In no event shall such extension result in the Restrictive Covenants being in place for longer than three (3) years post-employment

16. General Terms

(a) Interpretation. Any dispute regarding the interpretation of this Agreement must be submitted by the Participant or the Company to the Administrator for review. The Administrator’s resolution of such dispute will be final and binding on the Company and the Participant.

(b) Entire Agreement. The Plan and the Certificate are incorporated into this Agreement by reference, and the Participant hereby acknowledges that a copy of each has been made available to the Participant. This Agreement, the Certificate and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof. In the event of a conflict or inconsistency between the terms and conditions of this Agreement, the Certificate and the Plan, the Plan will govern.

(c) Modification. This Agreement may be modified only in writing signed by both parties.

(a) Notices. Any notice required under this Agreement to be delivered to the Company must be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to the Participant must be in writing and addressed to the Participant at the address indicated on the Certificate or to such other address as the Participant designates in writing to the Company. All notices will be deemed to have been delivered: (i) on personal delivery, (ii) five days after deposit in the United States mail by certified or registered mail (return receipt requested), (iii) two business days after deposit with any return receipt express courier (prepaid) or (iv) one business day after transmission by fax or email.

(d) Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding on and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement is binding on the Participant and the Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

(e) Governing Law. This Agreement is governed by and to be construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law principles. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then that provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.